Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
June 21, 2010
Industrial Income Trust
Eric Paul
(303) 228-2200

DHL Global Forwarding Americas
Jennifer Pakradooni
(954) 888-7396
E-Mail: jennifer.pakradooni@dhl.com

INDUSTRIAL INCOME TRUST ANNOUNCES ACQUISITION OF SEATTLE, WA AREA DISTRIBUTION FACILITY

DENVER, CO — June 21, 2010 — Industrial Income Trust Inc. (IIT), an industrial real estate investment trust, announced today that it has signed a definitive agreement to acquire the Renton Industrial Building, an industrial distribution facility in the Kent Valley submarket of Seattle-Tacoma, WA at a purchase price of approximately $12.6 million. The property is approximately 127,000 square feet, and will be leased for a 10-year term to DHL Global Forwarding, one of the four business divisions within Deutsche Post DHL - the world’s leading postal and logistics services group.

As a West Coast port market, the Seattle-Tacoma area has historically been a desirable industrial target market location, with a fast growing population, attractive industry base and significant geographic and physical barriers to entry. The market has strong railway, highway and airport infrastructure, and its deep-water ports provide global shippers with an attractive alternative to Southern California’s ports. The Renton Industrial Building is located approximately 4 miles from the Seattle-Tacoma International Airport, 13 miles from the Port of Seattle and 25 miles from the Port of Tacoma, with excellent access to Interstates 405 and 5, as well as other local highway access points.

“The acquisition of this Seattle area property gives us a foothold in a supply-constrained industrial market,” said Dwight Merriman, chief executive officer of IIT. “Our investment strategy is to build a leading national operating platform in the industrial real estate sector over the coming years. In addition to acquiring a great asset with strong property and market-level fundamentals, we are extremely pleased to be entering into a relationship with DHL Global Forwarding, the global market leader in both air and ocean freight.”

Industrial Income Trust

IIT’s core industrial strategy is to focus on building a national platform while overweighting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IIT’s primary investment objectives include preserving and protecting stockholders’ capital contributions, providing current income to stockholders in the form of regular cash distributions and realizing potential capital appreciation upon the sale of assets or other liquidity event. A Dividend Capital affiliate is the sponsor of IIT.

DHL – The Logistics company for the world

DHL is the global market leader in the logistics industry and “The Logistics company for the world”. DHL commits its expertise in international express, air and ocean freight, road and rail transportation, contract logistics and international mail services to its customers. A global network composed of more than 220 countries and territories and about 300,000 employees worldwide offers customers superior service quality and local knowledge to satisfy their supply chain requirements. DHL accepts its social responsibility by supporting climate protection, disaster management and education.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy.

This material contains forward-looking statements (such as those concerning the potential acquisition, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Industrial Income Trust’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, Industrial Income Trust’s ability to consummate the acquisition and otherwise execute on its investment strategy, the availability of affordable financing, Industrial Income Trust’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the “Risk Factors” section of Industrial Income Trust’s prospectus dated December 18, 2009 and Industrial Income Trust’s annual report on Form 10-K for the year ended December 31, 2009 (available at www.industrialincome.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Industrial Income Trust’s assumptions differ from actual results, Industrial Income Trust’s ability to meet such forward-looking statements, including its ability to consummate the acquisition, to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. Industrial Income Trust cannot assure you that we will attain our investment objectives. Industrial Income Trust’s charter places numerous limitations on it with respect to the manner in which it may invest its funds. These limitations cannot be changed unless Industrial Income Trust’s charter is amended, which requires the approval of its stockholders.

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